UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2005

IntraLase Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-50939	38-3380954
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Morgan, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 859-5230

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2005 IntraLase Corp. (the “Company”) entered into a lease agreement (the “Lease”) with 9701 Jeronimo Holdings, LLC (the “Landlord”). Under the terms of the Lease, the Company’s headquarters will move from its present location in Irvine, California to a larger facility in Irvine with approximately 128,670 square feet. The Lease is for a period of ten years and four months beginning May 1, 2005. The base rent is payable at a monthly rate of $0.93 per square foot of leased space during the first year (excluding the first four months wherein rent is abated). This base rent increases by 4.64% annually. In addition to the base rent, the Lease requires the Company to pay certain taxes, insurance and operating costs, as more specifically set forth in the Lease, relating to the leased building in amounts yet to be determined. The Company is also responsible for the costs of certain tenant improvements associated with the new facility, but will be entitled to reimbursement for certain costs from the Landlord. Among other items, the Lease also provides for two 60 month renewal options at 95% of the then prevailing market rents.

The foregoing description is qualified in its entirety by the Lease, a complete copy of which will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRALASE CORP.
Date February 4, 2005

/s/ Shelley B. Thunen
Shelley B. Thunen
Executive Vice President and Chief Financial Officer